Exhibit 99.1

ADM Statement on Resumption of Dry Mill Ethanol Production

CHICAGO, April 1, 2021—ADM (NYSE: ADM) today released the following statement:

“We’ve been carefully monitoring a wide variety of industry ethanol conditions, and in recent weeks, we’ve seen consistent signs pointing to accelerating demand for domestic ethanol. Inventories across the industry are steadily coming down, China is importing volumes, we continue to expect driving miles to increase as the pace of vaccinations accelerates, and the EPA’s support of a strong Renewable Fuel Standard is helping drive great blending economics. Based on these multiple factors, we are confident in increasing demand for ethanol, and in order to meet that demand, we are planning to restart production at our Vantage Corn Processors dry mills in Cedar Rapids, Iowa, and Columbus, Nebraska.

“We plan to begin corn grind immediately, with initial ethanol deliveries for customers by mid-April and ramping up to full rates by late spring, to meet the demands of the spring and summer driving season. We’re pleased to welcome back our Cedar Rapids and Columbus colleagues, and we’re excited about the prospects for these facilities as ethanol demand increases and as we continue to expand the range of innovative, alternative products we make from corn.

“In addition, with the restart of our dry mills, we will continue with the discussions with the interested parties regarding these assets.”

About ADM

At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Corporate Release